                                                                      EXHIBIT 12

                    BURLINGTON NORTHERN SANTA FE CORPORATION
         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN MILLIONS, EXCEPT RATIO)

                                       Pro Forma
                                       Year Ended
                                      December 31,                                  Year Ended December 31,
                                          1995                1995           1994           1993           1992            1991
                                         ------               ----           ----           ----           ----           ------
Earnings:
Pre-Tax income (loss)                    $  992               $334           $695           $521           $452           ($490)

Add:                                        340                220            155            145            186             226
  Interest and fixed charges,
   excluding capitalized interest

  Amortization of capitalized
   interest                                   3                  1             --             --             --              --

  Portion of rent under long-term
   operating leases representative
   of an interest factor                    157                129             98             92            100             107

 Deduct:
  Undistributed equity in earnings
   of investments accounted for
   under the equity method                  (29)               (27)            (4)            (3)            --              --
                                         ------               ----           ----           ----           ----           ------

  Total earnings available for
   fixed charges                         $1,463               $657           $944           $755           $738           ($157)
                                         ======               ====           ====           ====           ====           ======

Fixed Charges:
 Interest expense and fixed charges      $  352               $227           $157           $145           $186          $  226

 Portion of rent under long-term
  operating leases representative of
  an interest factor                        157                129             98             92            100             107
                                         ------               ----           ----           ----           ----           ------

 Total Fixed Charges                     $  509               $356           $255           $237           $286           $ 333
                                         ======               ====           ====           ====           ====           ======

Ratio of Earnings to Fixed Charges         2.87x  (1)         1.85x  (2)     3.70x          3.19x          2.58x             --x (3)
                                         ======               ====           ====           ====           ====           ======

(1) The pro forma computation of ratio of earnings to fixed charges displays the effect of the Merger, including the effects of purchase accounting and debt issued by BNI and SFP to repurchase, pursuant to the Merger agreement, 25 million and 38 million shares of SFP common stock, respectively, as if the Merger had occurred on January 1, 1995, and includes $230 million of the $735 million of Merger, Severance and Asset charges which are not directly attributable to the Merger. Excluding the $230 million, the pro forma ratio would have been 3.33x. The pro forma information should be considered in conjunction with the Company's Current Reports on Form 8-K (Dates of earliest event reported: February 13, 1996 and April 12, 1996).

(2) Earnings for the year ended December 31, 1995, include Merger, Severance and Asset charges of $735 million. Excluding these costs, the ratio would have been 3.91x.

(3) Earnings for the year ended December 31, 1991, include a special charge of $708 million. Excluding these costs, the ratio would have been 1.65x. Additional earnings of $490 million for the year would have been necessary to cover fixed charges for the year.